THE GABELLI CONVERTIBLE AND INCOME SECURITIES FUND INC. (the "Fund") EXHIBIT TO ITEM 77C

The Annual Meeting of Shareholders of the Fund was held on May 10, 2004. The following proposal was submitted for a vote of the shareholders:

TO ELECT TWO DIRECTORS OF THE FUND, WITH HOLDERS OF THE
FUND'S COMMON STOCK AND HOLDERS OF ITS SERIES B 6.00%
CUMULATIVE PREFERRED STOCK AND SERIES C AUCTION RATE
CUMULATIVE PREFERRED STOCK ("PREFERRED STOCK"), VOTING
TOGETHER AS A SINGLE CLASS.

(1) Mario J. Gabelli
FOR: 9,647,826
WITHHOLDING AUTHORITY: 65,172
PERCENT REPRESENTED AT THE MEETING VOTING IN FAVOR (COMMON AND
PREFERRED SHAREHOLDERS VOTING AS A SINGLE CLASS): 99.33%

(2) Karl Otto Pohl
FOR:  9,622,500
WITHHOLDING AUTHORITY:  90,499
PERCENT REPRESENTED AT THE MEETING VOTING IN FAVOR (COMMON AND
PREFERRED SHAREHOLDERS VOTING AS A SINGLE CLASS):  99.07%


TO ELECT ONE DIRECTOR OF THE FUND, WITH HOLDERS OF ITS
PREFERRED STOCK VOTING AS A SEPARATE CLASS.

(1) Werner J. Roeder
FOR:  955,930
WITHHOLDING AUTHORITY:  7,240
PERCENT REPRESENTED AT THE MEETING VOTING IN FAVOR (PREFERRED
SHAREHOLDERS ONLY):  99.25%

The remaining Directors in office are: E. Val Cerutti,
Anthony J. Colavita, Dugald A. Fletcher, Anthony R. Pustorino,
Anthonie C. van Ekris, and Salvatore J. Zizza.